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Fax: (604) 689-1722
www.uranerz.com

MONGOLIAN JOINT VENTURE UPDATE

Vancouver, B.C., July 16, 2007 -- Uranerz Energy Corporation (AMEX:URZ) is pleased to report that we have been informed by our joint venture partner, Bluerock Resources Ltd., that they have started drilling on our Ulaan Nuur uranium projects in Mongolia. The drilling program is focused on three separate licenses located south of Ulaanbaatar in the Ulaan Nuur Depression. Based on Phase I geological data and discussions with on site geologists, Bluerock has increased the planned metres of drilling from 3,000 metres to 4,000 metres.

Khavtsal:

Drilling on the Khavtsal License is to focus on expanding the known uranium mineralization to the north and south of the historic Khavtsal mineralization. Geophysical surveys, completed in the first phase of the 2007 program, defined deeper basinal targets and interpreted fault structures that present newly defined targets for this expansion drilling.

Tolgod:

Drilling on the Tolgod License will focus on untested basinal targets associated with radiometric anomalies in both geophysical surveys and ground water studies.

Khudgiin Us:

Drilling on the Khudgiin Us License is designed to locate the northern extension of known uranium mineralization in the Ulaan Nuur historic uranium anomaly. Results of 2007 geophysical surveys completed by Bluerock have been incorporated into the drill planning for the project to ensure full coverage of the basinal targets.

Following the completion of the Khudgiin Us program the drill rigs and camp will be moved to our Central Gobi uranium projects and the continuation of Bluerock’s 2007 Mongolian JV uranium exploration program.

Samples from the 2007 Mongolian drilling programs will be prepared and analysed by Activation Laboratories, (Actlabs) of Ancaster Ontario, at their lab in Ulaanbaatar, Mongolia. Rock preparation will consist of crushing and pulverising to 85% passing 75 micron mesh. Uranium results will be analysed by XRF. All samples of interest, plus 10% of the remainder are planned to be shipped to Canada by Actlabs, for ICP-MS verification at their Ancaster facility.

Bluerock Resources Ltd. is Uranerz Energy Corporation’s joint venture partner for the eight Mongolian exploration licenses. Under the terms of the amended agreement, Bluerock has the option to acquire an undivided 70% interest in the properties, but Uranerz Energy has retained the right to acquire back a 21% interest in the joint venture, exercisable within 120 days following receipt by the parties of a feasibility study on the Mongolian properties.

Uranerz Energy Corporation has expertise in in-situ recovery mining and holds projects in Wyoming with uranium-mineralized sandstone. These Powder River Basin uranium properties are advanced, and the Company has initiated environmental licensing and mine planning for the development of two of these projects.

Most projects controlled by Uranerz Energy that are outside of the Powder River Basin are joint ventured to other companies as a means of reducing our exploration risk. These projects are operated and funded by our joint venture partners.

To obtain more information, contact investor relations at Uranerz, telephone 1-800-689-1659, or visit our web site at www.uranerz.com.

ON BEHALF OF THE BOARD

“Glenn Catchpole”

Glenn Catchpole
President and CEO

This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Key factors that could cause actual results to differ materially from those described in forward-looking statements are:

(i)	the inability of the Company to complete the acquisition of any interest in any new mineral exploration properties;
(ii)	the inability of the Company to achieve the financing required to pursue the acquisition or exploration of any new mineral properties;
(iii)	the inability of the Company to raise the financing necessary to conduct exploration or development of its properties;
(iv)	the lack of presence of commercial mineralization on its properties; and
(v)	the inability of the Company to establish commercial deposits or reserves of uranium on its properties.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.

USA OPERATIONS		CANADA OPERATIONS		American Stock Exchange: URZ
P.O. Box 50850	T: 307 265 8900	Suite 1410	T: 604 689 1659	Frankfurt Exchange: U9E
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